Wendy’s/Arby’s Group Reports Third Quarter 2010 Results

Increases Quarterly Cash Dividend by 33%

$250 Million Available Under Share Repurchase Plan Following Increase of $170 Million

Reiterating Adjusted EBITDA Guidance for 2010

ATLANTA, November 12, 2010 – Wendy’s/Arby’s Group, Inc. (NYSE: WEN), the third largest quick-service restaurant company in the United States, today reported results for the third quarter ended October 3, 2010.

Roland Smith, President and Chief Executive Officer of Wendy’s/Arby’s Group, stated: “The third quarter was a difficult one for both brands.  While the Wendy’s® brand outperformed many quick service restaurant peers with systemwide same-store sales of -1.7%, the lack of growth resulted in sales deleverage.  This deleverage effect combined with commodity cost increases caused Wendy’s third quarter restaurant margins to fall by approximately 200 basis points year-over-year, excluding the impact of incremental advertising for Wendy’s new breakfast.  Arby’s® systemwide same-store sales were -5.9%.  Company-operated restaurant margins were impacted by sales deleverage and commodity cost increases as restaurant margins fell by 170 basis points.  On a consolidated basis, adjusted EBITDA1 was slightly lower than our expectations at approximately $100 million; however, we are reiterating our adjusted EBITDA guidance for 2010.

“These third quarter results are simply not satisfactory to us. We will not be satisfied until we are driving consistent and positive same-store sales, capturing the operating leverage inherent in the business and growing free cash flow. We continue to believe Wendy’s/Arby’s Group has significant long-term earnings growth potential.  In addition to developing more high quality, differentiated menu items at both brands, we will use our balance sheet strength to expand the breakfast daypart at Wendy’s, continue our remodeling program at both brands and significantly grow our international presence.  The Arby’s brand turnaround is also a key focus and we are encouraged with results from our everyday value menu, evidenced by a 5.5% company-operated same-store sales increase in October,” Smith said.

“Our goal is to create superior and sustainable value for stockholders.  As a strong cash flow generator, in addition to investing in organic growth opportunities, we believe in the importance of returning capital to our stockholders.  Since the beginning of our repurchase activity last year, we have purchased approximately $245 million of our common stock and are pleased to announce an additional $170 million authorization today, bringing the current amount available for repurchase up to $250 million.  Additionally, our Board of Directors has authorized a 33% increase in our quarterly cash dividend, which further demonstrates a commitment to delivering stockholder value as we implement our longer-term growth initiatives,” Smith said.

Consolidated Third Quarter 2010 Summary
▪
Adjusted EBITDA was $100.0 million, excluding pre-tax incremental advertising for Wendy’s new breakfast of $5.5 million and integration-related costs of $0.6 million, and decreased 19.6% as compared to third quarter 2009 adjusted EBITDA of $124.4 million, excluding pre-tax integration-related costs of $5.0 million.

▪
Consolidated revenues were $861.2 million as compared to third quarter 2009 revenues of $903.2 million. Net loss was $0.9 million, or $0.00 per share, including net after-tax special charges of $20.7 million, or $0.05 per share.  Third quarter 2009 net income was $14.7 million, or $0.03 per share, including after-tax special charges of $12.8 million, or $0.03 per share.

1 See reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results detailed on page 7.

Consolidated Year-to-Date 2010 Summary
▪
Adjusted EBITDA was $312.9 million, excluding pre-tax integration-related costs and non-recurring charges of $9.2 million and incremental advertising for Wendy’s new breakfast of $5.5 million, and decreased 2.8% as compared to year-to-date 2009 adjusted EBITDA of $321.8 million excluding pre-tax integration-related costs of $20.1 million.

▪	Consolidated revenues were $2.6 billion as compared to year-to-date 2009 revenues of $2.7 billion.
▪
Net income was $6.4 million, or $0.01 per share, including net after-tax special charges of $48.2 million, or $0.11 per share, as compared to year-to-date 2009 net income of $18.7 million, or $0.04 per share, including after-tax special charges of $40.2 million, or $0.09 per share.

Wendy’s Third Quarter 2010 Brand Summary
Wendy’s total revenue was $600.7 million compared to revenue of $613.6 million in the third quarter a year ago, a year-over-year decrease of $12.9 million due primarily to the decline in company same-store sales.
▪	Wendy’s North America systemwide same-store sales decreased 1.7%.
▪
Wendy’s North America company-operated same-store sales decreased 3.1% and Wendy’s North America franchise same-store sales decreased 1.3%.  Franchisee sales reflected higher pricing relative to those of company stores.

▪
Wendy’s company-operated restaurant margin was 14.5% compared to 16.5% in the third quarter 2009, a decrease of 200 basis points, as adjusted to exclude incremental advertising for Wendy’s new breakfast in 2010.  The year-over-year difference was due to sales deleveraging and higher commodity costs.  Including the incremental advertising for Wendy’s new breakfast, third quarter 2010 company-operated restaurant margin was 13.4%.

“Wendy’s strategy during the third quarter was to reinforce our ‘Real’ quality and value position with our four new entree salads and $0.99 promotions. We believe that the key to Wendy’s success is significant quality differentiation versus our competitors.  Wendy’s is already known as having high quality core menu items, highlighted by its fresh, never frozen hamburgers, and we were pleased that in August 2010, Zagat® rated Wendy’s as having the best food among the mega-chains,” said Smith.

“A significant event for the brand will be our late November launch of all-new, natural cut, skin-on french fries with sea salt, which we believe will be the best quality french fries in the quick service restaurant segment.  Test results succeeded in driving sales and transactions as well as increasing our combo mix.  We believe this major  improvement to one of our core products will contribute to sustainable same-store sales growth. We have also developed an exciting new premium cheeseburger line that is being tested this quarter. In addition, Wendy’s is planning to leverage its existing restaurant base by expanding into breakfast.  Initial results from breakfast test markets are encouraging and we are moving toward a national roll-out beginning in late 2011.  We believe these key initiatives will drive future growth and we remain excited about the earnings potential of the brand,” Smith stated.

“As for the fourth quarter of 2010, market conditions remain challenging and we continue to face higher commodity costs.  However, we were encouraged that October sales trends at company-operated stores improved compared to the third quarter as same-store sales were down less than 2%. We anticipate same-store sales for the remaining months in the fourth quarter will continue to improve,” Smith concluded.

Arby’s Third Quarter 2010 Brand Summary
Arby’s total revenue was $260.5 million compared to $289.6 million in the third quarter a year ago, a decrease of $29.1 million, which was primarily due to the decrease in company same-store sales.
▪	Arby’s North America systemwide same-store sales decreased 5.9%.
▪
Arby’s North America company-operated same-store sales declined 9.5% and North America franchise same-store sales declined 4.1%.  Franchise same-store sales were comparing to weaker 2009 sales levels than company-owned restaurants as a result of franchisees offering fewer in-store value promotions during the 2009 third quarter.

▪	Arby’s company-operated restaurant margin was 10.4%, compared to 12.1% in the third quarter 2009. The year-over-year difference was due to sales deleveraging and commodity cost increases.

“Arby’s third quarter performance was weaker than planned, but the brand has built momentum and delivered a 5.5% company-operated same-store sales increase in October, reflecting the success of our everyday value menu.  We believe that rebuilding customer transactions is the first step towards a longer-term plan of improved financial performance and October traffic was up double-digits. October will be the only month in the fourth quarter supported by national media and so we anticipate November and December same-store sales will soften.  In the future, we believe the brand will be a solid contributor to consolidated profitability,” Smith concluded.

Regular Quarterly Cash Dividend Increased to $0.02 per Share, a 33% Increase
The Company announced the declaration of a regular quarterly cash dividend of $0.02 per share, a 33% increase, compared to its previous regular quarterly dividend of $0.015 per share.  The dividend is payable on December 15, 2010 to Wendy’s/Arby’s Group, Inc. stockholders of record as of December 1, 2010.  As of November 2, 2010, Wendy’s/Arby’s Group, Inc. had approximately 418 million shares of common stock outstanding.

There can be no assurance that any additional regular quarterly cash dividends will be declared or paid after the date hereof, or of the amount or timing of such dividends, if any.  Future dividend payments, if any, are subject to applicable law, will be  made at the discretion of the Board and will be based on such factors as the Company’s earnings, financial condition, cash requirements and other factors.

Stock Repurchase Program
The Company announced today that the Board of Directors has authorized an additional $170 million for its common stock repurchase program.  In addition, the program expiration date has been extended from January 2, 2011 to January 1, 2012.  This $170 million authorization, along with the $80 million that the Company had authorized and available as of November 2, 2010, brings the total amount authorized and available to $250 million.

Since the Board of Directors authorized a stock repurchase program in 2009, the Company has repurchased approximately 52 million shares of common stock for $245 million as of November 2, 2010, at an average price of $4.69 per share.  The common stock repurchase program will allow the Company to make repurchases as market conditions warrant and to the extent legally permissible.

2010 Outlook
Given the Company’s year-to-date results and updated expectations for the remainder of the year, the Company now anticipates 2010 adjusted EBITDA to be at the lower end of its previously communicated range, which was an estimated 3% to 5% decline as compared to 2009 adjusted EBITDA of $411.6 million.  2009 was normalized for the effect of the 53rd week (2009 net income was $5.1 million).  As previously disclosed, the outlook for adjusted EBITDA excludes the incremental spending to support the expansion of Wendy’s new breakfast program to additional company and franchise test markets.

The updated 2010 EBITDA outlook includes the following annual expectations:
▪	Same-store sales at Wendy’s North America company-operated restaurants down approximately 1%.
▪	Improvement of 30 basis points in Wendy’s company-operated restaurant margin.
▪	Negative same-store sales at Arby’s North America company-operated restaurants, but improving on a year-over-year basis.
▪	Capital expenditures of approximately $145 million.

Investor Day
The Company is planning to host an Investor Day on January 27, 2011 at The Lighthouse at Chelsea Piers in New York City beginning at 8:30 a.m. ET.  Management plans to provide investors a comprehensive overview of its performance and a greater understanding of its growth plans for the next few years.  At that time, the Company will provide preliminary results for 2010 and an outlook for 2011.

Additional details will follow in the coming weeks.  The Investor Day and slides will also be webcast live from the investor relations page of the Company's website at www.wendysarbys.com.

Management to Host Conference Call Today – November 12, 2010
Management will host a conference call with slides to discuss its financial results today (November 12, 2010) at 8:30 a.m. ET.  Hosting the call will be Roland Smith, President and Chief Executive Officer; Steve Hare, Chief Financial Officer; and John Barker, Chief Communications Officer.

The conference call can be accessed live over the phone by dialing 877-572-6014 or for international callers by dialing 281-913-8524.  A replay will be available two hours after the call and can be accessed by dialing 800-642-1687, or for international callers by dialing 706-645-9291; the conference ID for the replay is 17731547.  The replay will be available until midnight ET on Thursday, November 25, 2010.  The webcast and accompanying slides will also be archived on the company’s website at www.wendysarbys.com.

The conference call and slides will also be webcast live from the investor relations page of the Company's website at www.wendysarbys.com.  The webcast will be archived on the Company's website at www.wendysarbys.com.

About Wendy's/Arby's Group, Inc.
Wendy’s/Arby’s Group, Inc. is the third largest quick-service restaurant company in the United States and includes Wendy’s International, Inc., the franchisor of the Wendy’s restaurant system, and Arby’s Restaurant Group, Inc., the franchisor of the Arby’s restaurant system.  The combined restaurant systems include more than 10,000 restaurants in the U.S. and 24 countries and U.S. territories worldwide.

Forward-Looking Statements
This news release contains certain statements that are not historical facts, including, importantly, information concerning possible or assumed future results of operations of Wendy’s/Arby’s Group, Inc. and its subsidiaries (collectively “Wendy’s/Arby’s Group” or the “Company”).  Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  All statements that address future operating, financial or business performance; strategies or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; future domestic or international business development; future daypart expansion; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act.  The forward-looking statements are based on our expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors.  Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by our forward-looking statements.  For all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act.  Many important factors could affect our future results and could cause those results to differ materially from those expressed in, or implied by our forward-looking statements.  Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond our control, include, but are not limited to: (1) changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home; (2) prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, increasing unemployment and decreasing consumer spending; (3) the ability to successfully integrate acquired businesses and to achieve related synergies, cost reductions and operational improvements; (4) cost and availability of capital; (5) cost fluctuations associated with food, supplies, energy, fuel, distribution or labor; (6) the financial condition of our franchisees, with a significant number of Arby’s franchisees and some Wendy’s franchisees having experienced declining sales and profitability; (7) food safety events, including instances of food-borne illness involving Wendy’s or Arby’s or their supply chains; (8) conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; (9) the availability of suitable locations and terms for the development of new restaurants; (10) adoption of new, or changes in, laws, regulations or accounting policies and practices; (11) changes in debt, equity and securities markets; (12) goodwill and long-lived asset impairments; (13) changes in the interest rate environment; and (14) other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the SEC, including those identified in the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.  In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

Disclosure Regarding Non-GAAP Financial Measures
EBITDA is used by the Company as a performance measure for benchmarking against the Company’s peers and competitors.  The Company believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry.  The Company also uses adjusted EBITDA and other adjusted financial measures, which exclude integration-related expenses included within general and administrative expense, expenses for the Strategic Sourcing Group purchasing co-op, incremental advertising for Wendy’s new breakfast and facilities relocation and corporate restructuring expenses, as an internal measure of business operating performance.  The Company believes such financial measures provide a meaningful perspective of the underlying operating performance of the Company’s current business.  EBITDA and adjusted EBITDA are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”).  Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures as used by other companies may not be consistent with the way the Company calculates EBITDA or similarly titled financial measures and should not be considered as alternative measures of operating profit (loss) or net income (loss).

Because certain income statement items needed to calculate net income vary from quarter to quarter, the Company is unable to provide projections of net income and a reconciliation of projected adjusted EBITDA to net income.

The Company’s presentation of EBITDA and adjusted EBITDA is not intended to replace the presentation of the Company’s financial results in accordance with GAAP.

Media and Investor Contacts:
John Barker at 678-514-6900 or john.barker@wendysarbys.com
Kay Sharpton at 678-514-5292 or kay.sharpton@wendysarbys.com

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Consolidated Statements of Operations
Third Quarter and Nine Month Periods Ended October 3, 2010 and September 27, 2009

(In Thousands Except Per Share Amounts)	Third Quarter		Nine Months
(Unaudited)	2010	2009	2010	2009
Revenues:
Sales	$765,988	$806,038	$2,296,868	$2,395,476
Franchise revenues	95,226	97,183	278,814	284,416
	861,214	903,221	2,575,682	2,679,892
Costs and expenses:
Cost of sales	667,063	684,071	1,967,569	2,046,475
General and administrative	97,948	97,909	305,942	320,533
Depreciation and amortization	46,178	47,020	137,448	143,369
Impairment of long-lived assets	27,409	15,528	41,424	31,108
Facilities relocation and corporate restructuring	-	1,725	-	8,899
Other operating expense, net	2,271	146	3,958	2,245
	840,869	846,399	2,456,341	2,552,629
Operating profit	20,345	56,822	119,341	127,263
Interest expense	(33,868)	(36,457)	(104,535)	(89,671)
Loss on early extinguishment of debt	-	-	(26,197)	-
Investment income (expense), net	77	737	5,256	(3,850)
Other than temporary losses on investments	-	-	-	(3,916)
Other income, net	268	1,319	2,974	303
(Loss) income before income taxes	(13,178)	22,421	(3,161)	30,129
Benefit from (provision for) income taxes	12,269	(8,155)	9,594	(11,895)
(Loss) income from continuing operations	(909)	14,266	6,433	18,234
Income from discontinued operations, net of taxes	-	422	-	422
Net (loss) income	$(909)	$14,688	$6,433	$18,656

Basic and diluted income per share	$0.00	$0.03	$0.01	$0.04

Number of shares used to calculate basic income per share	417,985	468,008	428,968	468,670
Number of shares used to calculate diluted income per share	417,985	471,393	429,974	471,093

	Oct. 3, 2010	Jan. 3, 2010
Balance Sheet Data:	(Unaudited)	(Audited)
Cash and cash equivalents	$520,514	$591,719
Total assets	4,854,680	4,975,416
Long-term debt, including current portion	1,577,557	1,522,911
Total stockholders’ equity	2,174,587	2,336,339

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Calculation and Comparison of EBITDA and a Reconciliation of EBITDA to Net Income

(In Thousands)	Third Quarter		Nine Months
(Unaudited)	2010	2009	2010	2009
EBITDA	$93,932	$119,370	$298,213	$301,740
Depreciation and amortization	(46,178)	(47,020)	(137,448)	(143,369)
Impairment of long-lived assets	(27,409)	(15,528)	(41,424)	(31,108)
Operating profit	20,345	56,822	119,341	127,263
Interest expense	(33,868)	(36,457)	(104,535)	(89,671)
Loss on early extinguishment of debt	-	-	(26,197)	-
Investment income (expense), net	77	737	5,256	(3,850)
Other than temporary losses on investments	-	-	-	(3,916)
Other income, net	268	1,319	2,974	303
(Loss) income before income taxes	(13,178)	22,421	(3,161)	30,129
Benefit from (provision for) income taxes	12,269	(8,155)	9,594	(11,895)
(Loss) income from continuing operations	$(909)	$14,266	$6,433	$18,234

Reconciliation of EBITDA to Adjusted EBITDA

(In Thousands)	Third Quarter		Nine Months
(Unaudited)	2010	2009	2010	2009
EBITDA	$93,932	$119,370	$298,213	$301,740
Plus: Integration costs in general and administrative (G&A)	579	3,292	4,329	11,210
SSG purchasing cooperative expense in G&A	-	-	4,900	-
Incremental advertising for Wendy’s new breakfast	5,454	-	5,454	-
Facilities relocation and corporate restructuring	-	1,725	-	8,899
Adjusted EBITDA	$99,965	$124,387	$312,896	$321,849

Adjusted EBITDA change %	-19.6%		-2.8%

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Selected Brand Financial Highlights

Wendy’s (Unaudited)	Third Quarter		Nine Months
	2010	2009	2010	2009
North America same-store sales:
Systemwide	-1.7%	-0.1%	-0.9%	0.2%
Company-owned	-3.1%	-1.4%	-2.0%	-0.8%
Franchised	-1.3%	0.4%	-0.6%	0.5%

Revenues (in Millions):
Restaurant sales	$500.3	$514.1	$1,495.6	$1,511.3
Bakery and kids’ meal promotion items sold to franchisees	24.8	22.8	74.6	71.6
Franchise revenues	75.6	76.7	222.6	224.0
	$600.7	$613.6	$1,792.8	$1,806.9

Cost of sales (% of Sales):
Food and paper	33.2%	31.6%	32.1%	32.3%
Restaurant labor	29.6%	29.5%	29.7%	30.2%
Occupancy, advertising and other operating costs	22.8%*	22.4%	22.8%*	22.9%

Restaurant margin %	14.5%*	16.5%	15.4%*	14.6%
Restaurant margin $’s (in Millions)	$72.6 *	$84.6	$231.0 *	$220.3

Restaurant count:	Company-owned	Franchised	Systemwide
Restaurant count at July 4, 2010	1,391	5,155	6,546
Opened	1	18	19
Closed	(1)	(10)	(11)
Restaurant count at October 3, 2010	1,391	5,163	6,554

* Excludes impact of incremental advertising for Wendy’s new breakfast of $5.5 million, which is 1.1% and 0.3% of restaurant sales in the three and nine month periods, respectively. Including the incremental breakfast advertising, restaurant margins were 13.4% and 15.1% for the three and nine month periods, respectively.

Arby’s (Unaudited)	Third Quarter		Nine Months
	2010	2009	2010	2009
North America same-store sales:
Systemwide	-5.9%	-9.0%	-8.2%	-8.0%
Company-owned	-9.5%	-6.5%	-9.9%	-6.8%
Franchised	-4.1%	-10.2%	-7.3%	-8.6%

Revenues (in Millions):
Sales	$240.9	$269.2	$726.7	$812.6
Franchise revenues	19.6	20.4	56.2	60.4
	$260.5	$289.6	$782.9	$873.0

Cost of Sales (% of Sales):
Food and paper	27.8%	29.3%	27.0%	27.7%
Restaurant labor	33.3%	31.3%	33.4%	31.3%
Occupancy, advertising and other operating costs	28.5%	27.3%	28.0%	27.2%

Restaurant margin %	10.4%	12.1%	11.6%	13.8%
Restaurant margin $’s (in Millions)	$25.1	$32.6	$84.1	$111.9

Restaurant count:	Company-owned	Franchised	Systemwide
Restaurant count at July 4, 2010	1,152	2,533	3,685
Opened	-	8	8
Closed	(6)	(25)	(31)
Restaurant count at October 3, 2010	1,146	2,516	3,662

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Calculation of EBITDA and a Reconciliation of EBITDA to Net Income

(In Thousands)	2009
(Unaudited)	53 weeks
EBITDA	$384,359
Depreciation and amortization	(190,251)
Impairment of long-lived assets	(82,132)
Operating profit	111,976
Interest expense	(126,708)
Investment expense, net	(3,008)
Other than temporary losses on investments	(3,916)
Other income, net	1,523
Loss from continuing operations before income taxes	(20,133)
Benefit from income taxes	23,649
Income from continuing operations	3,516
Income from discontinued operations, net of income taxes	1,546
Net income	$5,062

Reconciliation of EBITDA to Adjusted EBITDA (53 weeks) and Normalized (52 weeks) EBITDA

(In Thousands)
(Unaudited)	2009
EBITDA – 53 weeks	$384,359
Plus: Integration costs in general and administrative (G&A)	16,598
Wendy’s purchasing co-op start-up costs in G&A	15,500
Facilities relocation and corporate restructuring	11,024
Pension withdrawal expense in cost of sales	4,975
Benefit from vacation policy standardization in G&A	(3,339)
Benefit from vacation policy standardization in cost of sales	(3,925)
Adjusted EBITDA – 53 weeks	$425,192

Less:
53rd Week effect on fiscal year EBITDA	(13,600)
Normalized 52 weeks adjusted EBITDA	$411,592